Exhibit 99.1

NEWS RELEASE	PICO HOLDINGS, INC.

FOR IMMEDIATE RELEASE
     PICO HOLDINGS, INC. RAISES $78 MILLION IN PRIVATE PLACEMENT OF COMMON STOCK
     (LA JOLLA, CALIFORNIA)—May 4, 2006 —PICO Holdings, Inc. (NASDAQ: PICO) announced today that it has entered into definitive agreements to sell 2.6 million shares of newly-issued common stock to two institutional investors at a price of $30 per share. It is anticipated that the net proceeds to the Company, after issuance costs, will be approximately $74.1 million. Merriman Curhan Ford & Co. acted as sole placement agent for this transaction. The transaction is expected to close promptly upon the Company’s receipt of funds.
     These shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from these registration requirements. PICO has agreed to file a Form S-3 registration statement with the Securities and Exchange Commission to register the resale of the newly-issued 2.6 million common shares after the closing of the transaction.
     PICO’s President and Chief Executive Officer, John Hart, stated:
     “There was substantial interest for this offering, which we placed with two premier financial institutions. The proceeds will be used to construct the pipeline from Fish Springs Ranch to the northern valleys of Reno, Nevada, which will facilitate the monetization of the Fish Springs water rights, which are potentially one of Vidler Water Company’s most valuable assets.
     “Vidler owns 51% of Fish Springs Ranch, LLC, a ranch approximately 45 miles from Reno, with permitted water rights, which are transferable to the Reno/Sparks area. The Fish Springs Ranch water rights have been identified as the most economical and proven new source of supply to support new growth in the north valley communities of Washoe County. Residential property developers have publicly stated that Reno is constrained for land. If additional water can be supplied to Reno and the surrounding areas, this will allow the development of additional land.
     “Indicative market prices for new water delivered to Reno have appreciated strongly, commensurate with increases in the value of raw land and finished homes. Current real estate development plans require approximately 12,000 acre-feet of new water supplies. Given these market conditions, Fish Springs has determined that it would be advantageous to construct, at its own expense, a pipeline approximately 35 miles long, to convey 8,000 acre-feet of water annually from Fish Springs Ranch to a central storage tank in northern Reno to supply the northern valleys. The total cost of the pipeline is estimated to be in the $65 million to $70 million range, which will be outlaid over the next 12 to 24 months.”
ABOUT PICO HOLDINGS, INC.
     PICO is a diversified holding company. Currently our two major businesses are Vidler Water Company, a water resource development business, and Nevada Land & Resource Company, the largest private landowner in the state of Nevada. Vidler is a significant private sector owner of water rights and water storage assets in Nevada and Arizona. Nevada Land owns approximately 766,000 acres of land in northern Nevada, and the water and mineral rights related to its lands.
     We acquire businesses which we identify as undervalued based on Graham and Dodd-style fundamental analysis, and our assessment of what the business is worth based on the private market value of its assets, earnings, and cash flow. We favor long-established businesses in basic industries, with a history of operating successfully through industry cycles, recessions, and geo-political disruptions. We also acquire interests in companies where there is significant additional unrecognized value in land and other tangible assets. Our objective is to generate superior long-term growth in book value per share.
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PICO Holdings, Inc.
Stock Offering

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This press release contains “forward-looking statements” within the meaning of securities law. These include, but are not limited to, statements about the Company’s operations and our future expectations. These statements reflect our current views about future events which could affect our financial performance. Although we aim to promptly disclose any new development which will have a material effect on PICO, we do not undertake to update all forward-looking statements. You should not place undue reliance on forward-looking statements because they are subject to various risks and uncertainties (including those listed under “Risk Factors” and elsewhere in our SEC filings) which could cause actual results to differ materially from such forward-looking statements or from our past results.
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CONTACT:	Max Webb	Chief Financial Officer	(858) 456-6022 ext. 216